Exhibit 10.13

             PERFORMANCE STOCK UNIT AWARD AGREEMENT

PURSUANT TO

THE AES CORPORATION 2003 LONG TERM COMPENSATION PLAN

The AES Corporation, a Delaware corporation (the “Company”), grants to the Employee named below, pursuant to The AES Corporation 2003 Long Term Compensation Plan, as amended (the “Plan”) and this          Performance Stock Unit Award Agreement (this “Agreement”), this Award of Performance Stock Units (“PSUs”) upon the terms and conditions set forth herein. Capitalized terms not otherwise defined herein will each have the meaning assigned to them in the Plan.

1.	This Award of PSUs is subject to all terms and conditions of this Agreement and the Plan, the terms of which are incorporated herein by reference:

Name of Employee:

Fidelity System ID:

Grant Date:

Grant Price:

Total Number of PSUs Granted:

2.	Each PSU represents a right to receive one Share on the Payment Date (as defined below) in accordance with the terms of this Agreement; provided, however, that in lieu of delivery of a Share on the Payment Date, the Committee may, in its discretion, cause the Company to deliver cash having a Fair Market Value equivalent to a Share. Any payment due to the Employee under this Agreement shall be made promptly following the date vested PSUs become earned and payable under paragraph 4(a), paragraph 5 or paragraph 6 of this Agreement, as applicable (the “Payment Date”), but in no event later than March 15th of the calendar year following the calendar year containing the Payment Date.

3.	A PSU (i) does not represent an equity interest in the Company, (ii) carries no voting, dividend or dividend equivalent rights and (iii) the holder will not have an equity interest in the Company or any of such shareholder rights, unless the vesting and performance conditions of the PSU are met and the PSU is paid out with a Share rather than cash.

4.	This Award of PSUs will vest, in accordance with and subject to the terms of this Agreement, in three equal installments on February , , February , ,and February , (each a “Vesting Date”), provided, however, that if:

(a)	the Employee Separates from Service prior to the end of the Performance Period by reason of the Employee’s death or a Separation from Service on account of Disability, all PSUs that have not previously vested shall vest and the Employee’s PSUs referenced in the chart above shall be paid to the Employee at the rate of one Share for each PSU (or the equivalent cash value); and

(b)	if the Employee Separates from Service for any other reason, including, but not limited to, voluntarily by the Employee, on account of Retirement, by reason of a death or Disability subsequent to the end of the Performance Period, or by reason of a Separation from Service by the Company with or without cause (other than by reason of death or Disability as provided in paragraph 4(A)), the Employee will be eligible to receive the value of his or her vested PSUs on the Payment Date in accordance with and subject to the terms set forth in paragraph 5 below .

Any PSUs that have not vested prior to the date that an Employee Separates from Service for any reason (other than by reason of death or Disability), (i) will not subsequently vest; and (ii) will be immediately cancelled and forfeited without payment or further obligation by the Company or any Affiliate. In addition, the Employee’s right to receive Shares and/or cash in respect of vested PSUs that have not been forfeited will be paid on the Payment Date if, and only if, all relevant performance conditions are met, in accordance with the terms and conditions of this Agreement and the Plan.

5.	The Company will issue and deliver Shares in satisfaction of vested PSUs subject to and conditioned upon the attainment of the performance conditions set forth below, as approved by the Committee at the time of grant; provided, however, notwithstanding the performance level achieved, the Committee may reduce the number of PSUs earned or terminate this Award of PSUs altogether, but in no event may the Committee increase the value of a PSU underlying this Award beyond the performance levels achieved. For purposes of this Agreement, the “Performance Period” is the period beginning on January 1, and ending on December 31, .

(i)	Total Shareholder Return (50% weighted)

The value of fifty percent (50%) of the Employee’s vested PSUs will depend upon the performance of the Total Shareholder Return on AES common stock (“AES-TSR”) against the Total Shareholder Return on the S&P 500 Index (“S&P 500 Index - TSR”), in each case, as measured over the Performance Period, as set forth below:

ACTUAL AES-TSR COMPARED TO S&P 500 INDEX-TSR FOR THE PERFORMANCE PERIOD	SHARES EARNED (OR CASH OF AN EQUIVALENT FAIR MARKET VALUE)
Below 30th Percentile	None (0%)
Equal to the 30th Percentile	50% (0.5 x 50% of number of vested PSUs)
Equal to the 50th Percentile	100% (1.0 x 50% of number of vested PSUs)
Equal to or greater than 70th Percentile	150% (1.5 x 50% of number of vested PSUs)
Equal to or greater than 90th Percentile	200% (2.0 x 50% of number of vested PSUs)

For AES-TSR levels achieved greater than the 30th percentile and less than the 50th percentile, greater than 50th percentile and less than 70th percentile, and greater than the 70th percentile and less than the 90th percentile, the number of Shares eligible for vesting (or cash of an equivalent Fair Market Value) will be determined based on straight-line interpolation. The maximum value of a PSU is 2 Shares.

Except for any PSUs forfeited prior to the end of the Performance Period pursuant to the following paragraph, all PSUs pursuant to this Award will be forfeited and will cease to be outstanding as of the end of the Performance Period if the AES-TSR over the Performance Period is below the 30th percentile of the S&P 500 Index-TSR.

(ii)	Cash Value Added (50% weighted)

The value of the remaining fifty percent (50%) of the Employee’s vested PSUs will depend upon the Company’s actual Cash Value Added (“CVA”) over the Performance Period as compared to the performance target, as set forth below::

ACTUAL CVA OVER THE PERFORMANCE PERIOD	SHARES EARNED (OR CASH OF AN EQUIVALENT FAIR MARKET VALUE
Below 80% of Performance Target =	None (0%)
Equal to 90% of Performance Target =	50% (0.5 x 50% of number of vested PSUs)
Equal to 100% of Performance Target =	100% (1.0 x 50% of number of vested PSUs)
Equal to or greater than 120% of Performance Target =	200% (2.0 x 50% of number of vested PSUs)

For CVA levels achieved greater than 80% and less than 90% of performance target, greater than 90% and less than 100% of performance target, and greater than 100% and less than 120% of performance target, the value will be determined based on straight-line interpolation. The maximum value of a PSU is 2 Shares.

6.	In the event that a Change of Control occurs prior to the end of the Performance Period, if the PSUs described herein have not already been previously forfeited or cancelled, such PSUs will become fully vested and the Payment Date will occur contemporaneous with the completion of the Change of Control; provided, however, that in connection with a Change in Control and certain other events, payment of any obligation payable pursuant to the preceding sentence may be made in cash of equivalent value and/or securities or other property in the Committee’s discretion.

7.	It is intended that under current U.S. federal income tax laws, the Employee will not be subject to income tax unless and until Shares and/or cash are delivered to the Employee on the Payment Date, at which time the Fair Market Value of the Shares and/or cash will be reportable as ordinary income, and subject to income tax withholding as well as social security and Medicare (FICA) taxes. The Company and its subsidiaries and affiliates have the right (i) to withhold any tax required to be withheld in connection with this Award of PSUs from Shares and/or cash otherwise deliverable or from any other payment to be made to the Employee, or (ii) to otherwise condition the Employee’s right to receive or retain the Shares and/or cash on the Employee making arrangements satisfactory to the Company or any of its subsidiaries or affiliates to enable any related tax obligation of the Employee to be satisfied. The Employee should consult his or her personal advisor to determine the effect of this Award of PSUs on his or her own tax situation.

8.	Notices hereunder and under the Plan, if to the Company, will be delivered to the Plan Administrator (as so designated by the Company) or mailed to the Company’s principal office, 4300 Wilson Boulevard, Arlington, VA 22203, attention of the Plan Administrator, or, if to the Employee, will be delivered to the Employee or mailed to his or her address as the same appears on the records of the Company.

9.	All decisions and interpretations made by the Board of Directors or the Committee with regard to any question arising hereunder or under the Plan will be binding and conclusive on all persons. Unless otherwise specifically provided herein, in the event of any inconsistency between the terms of this Agreement and the Plan, the Plan will govern.

10.	By accepting this Award of PSUs, the Employee acknowledges receipt of a copy of the Plan and the prospectus relating to this Award of PSUs, and agrees to be bound by the terms and conditions set forth in this Agreement and the Plan, as in effect and/or amended from time to time.

11.

This Award is intended to be excepted from coverage under Section 409A of the Code and shall be administered, interpreted and construed accordingly. The Employee shall have no right to designate the date of any payment under this Agreement. Each payment under this Agreement is intended to be excepted under the short-term deferral exception as specified in Treas. Reg. § 1.409A-1(b)(4). The Company may, in its sole discretion and without the Employee’s consent, modify or amend the terms and conditions of this Award, impose conditions on the timing and effectiveness of the issuance of the Shares, or take any other action it deems necessary or advisable, to cause this Award to comply with Section 409A of the Code (or an exception thereto).

Notwithstanding, the Employee recognizes and acknowledges that Section 409A of the Code may impose upon the Employee certain taxes or interest charges for which the Employee is and shall remain solely responsible.

12.	This Agreement will be governed by the laws of the State of Delaware without giving effect to its choice of law provisions.

The AES CORPORATION

By:
Name: Rita Trehan
Title: Vice President, Human Resources

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